                                                                    EXHIBIT 23.4



        CONSENT OF ANDREW HEYWARD TO ACT AS A DIRECTOR OF MEDSCAPE, INC.



     The undersigned does hereby consent to his nomination as a director of Medscape, Inc. (the "Company") pursuant to Section 2.2c. of the Stockholders' Agreement to be entered into by and among the Company, CBS Corporation and certain other stockholders of the Company, as contemplated by that certain Stock Purchase Agreement entered into by and between the Company and CBS Corporation on July 4, 1999.



     The undersigned hereby further consents to being named as a prospective director in the Company's Registration Statement.



                                          /s/ ANDREW HEYWARD


                                          --------------------------------------

                                          Name: Andrew Heyward


                                          Title:  President, CBS News



Dated as of July 7, 1999